Exhibit 99.3

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined financial statements of Better Choice Company Inc. (the “Company”) have been prepared to give effect to its December 2019 acquisition (the “Acquisition”) of Halo, Purely For Pets, Inc. (“Halo”) and the accompanying financing transactions more specifically described herein (the “Transactions”).

On December 20, 2019, the Company completed the acquisition of Halo for $39.4 million pursuant to the terms of the Amended and Restated Stock Purchase Agreement, dated as of December 18, 2019 (the “Stock Purchase Agreement”), by and among the Company, Halo, Thriving Paws, LLC, a Delaware limited liability company (“Thriving Paws”), HH-Halo LP, a Delaware limited partnership (“HH-Halo” and, together with Thriving Paws, the “Sellers”) and HH-Halo, in the capacity of the representatives of the Sellers.  The Company paid cash in an amount equal to $15.9 million, issued 2,134,390 shares of common stock, par value $0.001 per share (the “Common Stock”) and $15 million of subordinated convertible debt to the Sellers (accompanied by 935,700 stock purchase warrants more specifically discussed herein), and repaid $4.3 million of Halo debt in exchange for 100% of the outstanding common stock of Halo.  These pro forma financial statements reflect adjustments that, among other things, record historical Halo assets and liabilities at their estimated fair value.

The unaudited pro forma combined balance sheet as of September 30, 2019 gives effect to the Transactions as if they had occurred on September 30, 2019.  The unaudited pro forma combined statements of operations and comprehensive loss give effect to the Transactions as if they had occurred on January 1, 2018.  The historical financial information is adjusted to give pro forma effect to events that are (1) directly attributable to the Transactions, (2) factually supportable and (3) with respect to the statement of operations, expected to have a continuing impact on the results of the combined entity.  The unaudited pro forma combined financial statements presented below are based on, and should be read together with, the historical financial statements and accompanying notes of Halo included in this Form 8-K, and the historical financial statements of the Company included in its Quarterly Report on Form 10-Q for the period ended September 30, 2019 and in its Current Report on Form 8-K/A dated May 6, 2019 and filed with the Securities and Exchange Commission on July 23, 2019.

The unaudited pro forma adjustments related to the Acquisition have been prepared using the acquisition method of accounting and are based on a preliminary purchase price allocation whereby the consideration exchanged to acquire Halo was allocated to the assets acquired and the liabilities assumed, based upon their estimated fair values.  Actual adjustments will be based on analyses of fair values of identifiable tangible and intangible assets, deferred tax assets and liabilities and estimates of the useful lives of tangible and amortizable intangible assets, which will be completed after the Company obtains a final third-party valuation, performs its own assessments and reviews all available data.  Differences between the preliminary and final purchase price allocations may have a material impact on the unaudited pro forma combined financials statements and the Company’s future results of operations and financial position.

The unaudited pro forma combined financial statements do not reflect the realization of potential cost savings, or any related restructuring or integration costs that may result from the integration of the companies.  Although the Company believes that certain cost savings may result from the Acquisition, there can be no assurance that these cost savings will be achieved.

The unaudited pro forma combined financial statements are based on estimates and assumptions, are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations in future periods or the results that actually would have been realized if the Transactions had been completed as of the dates indicated.

Unaudited Pro Forma Combined Balance Sheet
As of September 30, 2019

(Dollars in thousands)

	Historical Better Choice	Historical Halo	Adjustments	Ref.	Combined Pro Forma
Assets
Current Assets
Cash and cash equivalents	$2,776	$1,611	$(1,083)	A, C, D	$3,304
Restricted cash	6,225	-	(6,191)	B	34
Accounts receivable, net	269	4,640	-		4,909
Inventories, net	2,358	3,433	-		5,791
Prepaid expenses and other current assets	1,931	461	-		2,392
Total Current Assets	13,559	10,145	(7,274)		16,430
Property and equipment, net	114	314	-		428
Right-of-use asset, operating lease	879	-	-		879
Intangible assets, net	926	-	21,200	C	22,126
Goodwill	-	4,731	5,550	C	10,281
Other assets	1,717	15			1,732
Total Assets	$17,195	$15,205	$19,476		$51,876

Liabilities & Stockholders' Equity (Deficit)
Current Liabilities
Line of credit	$6,191	$-	$(6,191)	B	$-
Note payable, current portion	-	-	19,549	D	19,549
Accounts payable	1,972	1,900	-		3,872
Due to related parties	34	-	-		34
Accrued liabilities	3,874	692	-		4,566
Accrued payroll liabilities	-	197	-		197
Deferred revenue	238	-	-		238
Operating lease liability, current portion	1,244	-	-		1,244
Warrant derivative liability	293	-	-		293
Total Current Liabilities	13,846	2,789	13,358		29,993
Operating lease liability	619	-	-		619
Related Party - L/T Liabilities	-	60	-		60
Loan payable, net of issuance costs	-	4,044	10,956	A	15,000
Total Liabilities	14,465	6,893	24,314		45,672

Redeemable Series E Convertible Preferred Stock, $0.001 par value, 2,900,000 shares authorized, 1,707,920 shares issued and outstanding at September 30, 2019	13,007	-	-		13,007

Stockholders' Equity (Deficit)
Common Stock, $0.001 par value, 88,000,000 shares authorized as of September 30, 2019, 45,427,659 shares issued and outstanding at September 30, 2019	45	-	2	A	47
Stock Warrants	-	-	5,497	A, D	5,497
Additional paid-in capital	176,757	64,544	(60,662)	A, C, E	180,639
Accumulated deficit	(187,079)	(56,232)	50,325	C, E	(192,986)
Total Stockholders' Equity (Deficit)	(10,277)	8,312	(4,838)		(6,803)
Total Liabilities, Redeemable Preferred Stock and Stockholders' Equity (Deficit)	$17,195	$15,205	$19,476		$51,876

See accompanying notes to unaudited pro forma combined financial information.

Unaudited Pro Forma Combined Statements of Operations and Comprehensive Loss
For the Twelve Months Ended December 31, 2018

(Dollars in thousands)

	Historical Better Choice	Historical Halo	Adjustments	Ref.	Combined Pro Forma
Net sales	$14,785	$36,583	$-		$51,368
Cost of goods sold	7,489	23,189	-		30,678
Gross profit	7,296	13,394	-		20,690
Operating expenses:
General and administrative	5,655	9,934	1,998	F	17,587
Share-based compensation	831	-	319	G	1,150
Sales and marketing	4,981	7,898	-		12,879
Customer service and warehousing	987	122	-		1,109
Loss on disposal of equipment	-	32	-		32
Total operating expenses	12,454	17,986	2,317		32,757
Loss from operations	(5,158)	(4,592)	(2,317)		(12,067)
Other (expense) income
Interest expense	(868)	(414)	(10,008)	H, I, J, K	(11,290)
Total other (expense) income	(868)	(414)	(10,008)		(11,290)
Net and comprehensive loss	$(6,026)	$(5,006)	$(12,325)		$(23,357)
Earnings per share, basic and diluted	$(0.52)				$(1.71)
Weighted average shares, basic and diluted	11,524,076				13,658,466

See accompanying notes to unaudited pro forma combined financial information.

Unaudited Pro Forma Combined Statements of Operations and Comprehensive Loss
For the Nine Months Ended September 30, 2019

(Dollars in thousands)

	Historical Better Choice	Historical Halo	Adjustments	Ref.	Combined Pro Forma

Net sales	$11,567	$24,323	$-		$35,890
Cost of goods sold	7,178	16,028	-		23,206
Gross profit	4,389	8,295	-		12,684
Operating expenses:
General and administrative	12,031	6,974	1,498	F	20,503
Share-based compensation	6,708	-	239	G	6,947
Sales and marketing	8,453	1,857	-		10,310
Customer service and warehousing	854	100	-		954
Loss on disposal of equipment	-	64	-		64
Total operating expenses	28,046	8,995	1,737		38,778
Loss from operations	(23,657)	(700)	(1,737)		(26,094)
Other (expense) income
Interest expense	(165)	(224)	(3,097)	J, K	(3,486)
Loss on acquisitions	(147,376)	-	-		(147,376)
Change in fair value of warrant derivative liability	886	-	-		886
Total other (expense) income	(146,655)	(224)	(3,097)		(149,976)

Net and comprehensive loss	$(170,312)	$(924)	$(4,834)		$(176,070)
Preferred dividends	70	-	-		70
Net and comprehensive loss available to common stockholders	$(170,382)	$(924)	$(4,834)		$(176,140)
Earnings per Share, Basic & Diluted	$(5.95)				$(5.73)
Weighted average shares, basic and diluted	28,624,230				30,758,620

See accompanying notes to unaudited pro forma combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

1.	Basis of presentation

The unaudited pro forma combined financial statements have been compiled from the underlying financial statements of the Company and Halo, each prepared in accordance with U.S. GAAP, and reflects the pro forma effects of the Acquisition using the acquisition method of accounting.

Under the acquisition method of accounting, the assets and liabilities of Halo will be recorded as of the transaction date, at their respective fair values, and combined with those of the Company.  The reported combined financial condition and results of operations of the Company after completion of the transaction will reflect these fair values.

The process for estimating the fair values of identifiable intangible assets requires the use of significant estimates and assumptions, including estimating future cash flows and developing appropriate discount rates.  The excess of the purchase price over the estimated fair value of identifiable assets and liabilities of Halo as of December 19, 2019, the effective date of the Acquisition, will be allocated to goodwill.  Fair value is defined, in accordance with U.S. GAAP, as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  The preliminary purchase price allocations are subject to the Company finalizing its analysis of the fair value of Halo’s assets and liabilities as of the effective date of the Acquisition and will be adjusted upon completion of the analysis including a third-party valuation.  The use of different estimates could yield materially different results.

The unaudited pro forma combined financial statements also do not reflect Halo’s adoption of ASC 606, Revenue Recognition, or ASC 842, Leases.  As a private company, Halo was not yet required to adopt these standards.

Additionally, the unaudited pro forma combined balance sheet excludes the tax impacts associated with the assets acquired and liabilities assumed in the Acquisition as the Company has not completed a preliminary assessment of the tax attributes and as such does not have sufficient data to support adjustments as of the date of this filing.  Once the tax impacts for the Acquisition have been completed, there could be a material change to the tax asset and liability balances which would cause a corresponding adjustment to goodwill.

2.	Purchase price

The unaudited pro forma combined financial statements reflect the purchase price of $39.4 million for the outstanding shares of Halo.  For purposes of this pro forma analysis, the purchase price for Halo has been allocated based on a preliminary estimate of the fair value of assets acquired and liabilities assumed.

3.	Pro forma adjustments

The unaudited pro forma combined balance sheet as of September 30, 2019 includes the adjustments summarized below:

A.   Purchase accounting for net assets of Halo – purchase price.  To reflect the $39.4 million purchase price of Halo. The consideration paid by the Company included:

o	cash of $15.9 million;

o
the issuance of 2,134,390 shares of Common Stock to the Sellers (the market price for the Common Stock as of the close of the market on December 19, 2019, the effective date of the Acquisition, equaled $1.82, resulting in a value of $3.9 million);

o	the issuance by the Company of an aggregate principal amount of $15 million in subordinated convertible notes to the Sellers (the “Seller Notes”);

o
the issuance of 937,500 Seller Warrants with a valuation of $0.3 million, that are exercisable for 24 months following the date of the consummation of an IPO (as defined therein) at an exercise price of the greater of (x) $5.00 or (y) the IPO Price (as defined therein); and

o	repayment of $4.3 million of Halo debt.

A portion of the $4.3 million Halo debt was incurred subsequent to September 30, 2019.  As a result, the pro forma adjustment only reflects the repayment of the $4.1 million balance at September 30, 2019.  (Additionally, at the settlement of the debt, the Company wrote off the remaining $0.1 million of deferred financing costs related to the Halo debt.)

The Seller Notes mature on June 30, 2023 (the “Maturity Date”) and accrue interest at 10.00% per annum from December 19, 2019 until the Maturity Date, payable quarterly in arrears in kind on March 31, June 30, September 30 and December 31 of each year. The Seller Notes may be converted into shares of Common Stock at any time prior to the last Business Day immediately preceding the Maturity Date and shall be automatically converted into Common Stock upon an IPO (as defined in the Seller Notes). The conversion price shall be equal to the lower of (x) $4.00 per share or the IPO Price (as defined in the Seller Notes).

B.    Paydown of Franklin Synergy Line of Credit.  To reflect the payoff of the approximately $6.2 million credit facility in connection with the Acquisition and the accompanying financing transactions.  This debt was settled with the Company’s restricted cash balance.

C.    Allocation of purchase price to net assets acquired

Approximately $8.3 million of the purchase price is allocable to the cost basis of the net assets of Halo acquired (which approximate fair value) with the remaining allocated as follows:

◾	Trade Names - $11.1 million, amortized over 20-year useful life

◾	Customer Base - $10.1 million, amortized over 7-year useful life

◾	Payoff of Halo debt - $4.3 million (only $4.1 was outstanding at September 30, 2019 offset by $0.1 deferred financing costs)

◾	Goodwill – $5.6 million

Additionally, this adjustment reflects approximately $5.8 million of legal fees and other costs that were paid at closing, which are recognized as an expense.

D.   Issuance of debt in addition to the Seller Notes to fund the purchase the Acquisition.  To reflect the incurrence of debt under a Loan Facilities Agreement that includes a $20.5 million term loan facility and $7.5 million revolving credit facility (together the “Loan Facilities”), entered into on the date of the closing of the Acquisition. The Company borrowed the full amount of the term loan facility and $5.0 million under the revolving credit facility. The cash proceeds under the borrowings described in the preceding sentence are net of approximately $0.5 million and $0.2 million of debt issuance costs, respectively. These costs will be recorded as deferred financing costs which is netted against the debt and amortized to interest expense over the one-year term of the Loan Facilities.

To induce the lender to enter into the Facilities Agreement, certain shareholders of the Company agreed to enter into a Continuing Guaranty (the “Shareholder Guaranty”) guaranteeing the Company’s obligations under the Facilities Agreement. As consideration for the Shareholder Guaranties, the Company agreed to issue common stock purchase warrants to the Shareholder Guarantors in an amount equal to 0.325 warrants for each dollar of debt under the Facilities Agreement guaranteed by such Shareholder Guarantor (the “Shareholder Guarantor Warrants”). The Shareholder Guarantor Warrants are exercisable for 24 months from the date of the consummation of an IPO (as defined therein) at an exercise price $1.82 per share.  The value of the Shareholder Guarantor Warrants, $5.3 million, will be recorded as a deferred financing cost which is netted against the Loan Facilities and amortized to interest expense over the one-year term of the Loan Facilities.

E.    Impact on Halo equity; issuance of Common Stock to Sellers.  The balance of Halo’s common stock (no par value), additional paid in capital ($64.5 million at September 30, 2019) and accumulated deficit ($56.2 million at September 30, 2019) has been reduced to zero as the Company acquired 100% of Halo and the Halo equity balances will not carry forward in the combined company.  The issuance of 2,134,390 shares of Common Stock increased additional paid-in-capital by $3.7 million.

The unaudited pro forma combined statements of operations and comprehensive loss for the twelve month period ended December 31, 2018 and the nine month period ended September 30, 2019 include the adjustments summarized below:

F.    Amortization expense – purchase accounting intangibles.  To reflect the amortization of trade name and customer base intangible assets recorded as part of purchase accounting. Amortization expense relating to these intangible assets approximate $2.0 million and $1.5 million for the twelve months ended December 31, 2018 and the nine months ended September 30, 2019, respectively.

G.  Stock options granted. To reflect the share-based compensation expense associated with stock options granted to five Halo employees in connection with the closing of the Acquisition. The share-based compensation expense for the options granted approximates $0.3 million and $0.2 million for the twelve months ended December 31, 2018 and the nine months ended September 30, 2019, respectively.

H.    Amortization expense – Loan Facilities deferred financing costs.  To reflect the amortization of deferred financing costs associated with the Loan Facilities entered into on the closing date.  As the term of the term loan facility and the revolving credit facility are both less than 1 year, 100% of the financing costs relating to the term loan facility and the revolving credit facility of approximately $0.5 million and $0.2 million are recognized as interest expense in the twelve months ended December 31, 2018; none is recognized in the nine months ended September 30, 2019.

I.    Amortization expense – Shareholder Guarantor Warrants.  To reflect the amortization of the deferred financing costs represented by the fair value of the Shareholder Guarantor Warrants issued in connection with the Loan Facilities.  As the term of the Loan Facilities is less than 1 year, 100% of the $5.3 million value of the Shareholder Guarantor Warrants is recognized as interest expense in the twelve months ended December 31, 2018; none is recognized in the nine months ended September 30, 2019.

J.    Interest expense reduction.  To reflect the reduction in interest expense associated with the repayment of the Halo debt on the closing date of the Acquisition described above offset by the write off of remaining deferred financing costs associated with the Halo debt. The interest expense reduction approximates $0.3 million and $0.2 million for the twelve months ended December 31, 2018 and the nine months ended September 30, 2019, respectively.  Additionally, as a result of the Company settling its line of credit with Franklin Synergy Bank, interest expense is reduced by an additional $0.1 million for the nine months ended September 30, 2019. This line of credit was not incurred until May 6, 2019; accordingly, there is no reduction of interest for the twelve months ended December 31, 2018.

K.    Interest expense – acquisition debt.  To reflect the interest expense associated with the incurrence of the debt under the Loan Facilities and the Seller Notes.  The interest expense associated with such debt approximates $4.5 million and $3.4 million for the twelve months ended December 31, 2018 and the nine months ended September 30, 2019, respectively.

4.
Costs of Halo Acquisition. Halo and the Company will each incur one-time legal and transaction related expenses on the acquisition date. Therefore, these expenses are not included in the historical statements of operations and comprehensive loss and as such are not reflected in the unaudited pro forma financial statements.

5.
Subordinated Convertible Notes.  In anticipation of the closing of the Acquisition, on November 6, 2019, the Company issued two-year subordinated convertible notes (the “Convertible Notes”) for total proceeds of $2.75 million to existing shareholders. In connection with the Convertible Notes, the purchasers were also issued warrants (the “Warrants”) to purchase shares of Common Stock equal to 62.5 Warrants for each Note. Each Warrant entitles the holder thereof to purchase one share of Common Stock of the Company for a period of 24 months from the date of the consummation of a future IPO at an exercise price equal to the greater of (i) $5.00 per share or (ii) IPO Price (as defined therein) The Convertible Notes bear interest at 10.0% per annum from the date of issue, payable in kind.  These Convertible Notes are not reflected in the unaudited pro forma financial statements.